MIDAS PERPETUAL PORTFOLIO, INC.
11 Hanover Square
New York, NY 10005

April 28, 2011

VIA EDGAR CORRESPONDENCE

Ms. Deborah O'Neal-Johnson
Division of Investment Management
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Request for Acceleration
Midas Perpetual Portfolio, Inc.
Post-Effective Amendment No. 75
1933 Act File No. 002-57953
1940 Act File No. 811-02474

Dear Ms. O'Neal-Johnson:

As discussed on April 27, 2011, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of Post Effective Amendment No. 75 to its registration statement on Form N-1A be accelerated to April 29, 2011.  The undersigned is aware of its obligations under the 1933 Act.

Sincerely,

MIDAS PERPETUAL PORTFOLIO, INC.

/s/ John F. Ramirez
By: John F. Ramirez
Title: Chief Compliance Officer

MIDAS SECURITIES GROUP, INC.
11 Hanover Square
New York, NY 10005

April 28, 2011

VIA EDGAR CORRESPONDENCE
Ms. Deborah O'Neal-Johnson
Division of Investment Management
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549\

Re:	Request for Acceleration
Midas Perpetual Portfolio, Inc.
Post-Effective Amendment No. 75
1933 Act File No. 002-57953
1940 Act File No. 811-02474

Dear Ms. O'Neal-Johnson:

As principal underwriter for Midas Perpetual Portfolio, Inc. (the “Fund”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of Post-Effective Amendment No. 75 to the Fund’s registration statement on Form N-1A be accelerated to April 29, 2011.  The undersigned is aware of its obligations under the 1933 Act.

Sincerely,

MIDAS SECURITIES GROUP, INC.

/s/ John F. Ramirez
By: John F. Ramirez
Title: Chief Compliance Officer